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                                  Exhibit 99

                         Cautionary Factors Under the
               Private Securities Litigation Reform Act of 1995

LaserMaster desires to take advantage of the new "safe harbor" provisions contained in the Private Securities Litigation Reform Act of 1995 (the "Act"). Contained in this Form 10-K are statements which are intended as "forward-looking statements" within the meaning of the Act. The words or phrases "expects", "will continue", "is anticipated", "management believes", "estimate", "projects", "hope" or expressions of a similar nature denote forward-looking statements. Those statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those results presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on forward-looking statements. Readers should also be advised that the factors listed below have affected the Company's performance in the past and could affect future performance. Those factors include, but are not limited to, the risk that a product may not ship when expected or may contain technical difficulties; uncertain demand for new or existing products; the impact of competitor's advertising, products or pricing; availability or reliability of component parts, including sole source parts; manufacturing limitations; availability of sources of financing; economic developments, both domestically and internationally; new accounting standards; and, the impact of the initiation, defense and resolution of litigation.

Other factors include the following:

Cash Needs. Although the Company has a credit agreement with a commercial finance company that has adequately financed its cash requirements in the past, net operating losses in fiscal 1996 and fiscal 1997 and manufacturing and inventory requirements for current and new printer engines have resulted in a need for additional financing. In September 1996, projected cash requirements in excess of available sources required the issuance of private placements of common stock and warrants to purchase common stock in the Company. There can be no assurances that cash availability under the credit agreement will be adequate, or that other sources of financing would be available to the Company on favorable terms, or at all, if the Company's operations are further affected by declining revenue from a lack of sales or significant returns of existing products, introduction difficulties with new product lines, or by market conditions in general. In addition, there can be no assurance that the Company can achieve profitability on a quarterly or annual basis in the future.

The Company's Senior Debt Agreement includes financial covenants which the Company must meet. The financial performance of the Company in the period the Agreement has been in place has made it necessary for the Company to renegotiate the financial covenants prior to being declared in violation of the covenants by GE. If future financial performance does not improve and the Company is unable to renegotiate its loan covenants at that time, it could be forced to seek replacement financing at prices which may not be favorable to the Company. If adequate sources of financing are not available, the Company may be required to sell certain product lines or technologies on less than favorable terms.

Product Development and Technological Change. The pre-press and wide-format color printing industries are highly competitive and are characterized by frequent technological advances and new product introductions and enhancements. Accordingly, the Company believes that its future success depends upon its ability to enhance current products, to develop and introduce new and superior products on a timely basis and at acceptable pricing, to respond to evolving customer requirements, and to design and build products which achieve general market acceptance. Any quality, durability or reliability problems with existing or new

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products, regardless of materiality, or any other actual or perceived problems with the Company's products could have a material adverse effect on market acceptance of such new products. Any quality problems with components could result in "epidemic" failures of the products in the field causing return and refund requests that would likely have a material effect on the financial results of the Company and future sales potential. There can be no assurance that such problems or perceived problems will not arise with respect to any existing products or that even in the absence of such problems, the Company's products will achieve market acceptance. In addition, the market anticipation or the announcement of new products and technologies, whether offered by the Company or its competitors, could cause customers to defer purchases of the Company's existing products, which could have a material adverse effect on the Company's business and financial condition.

The Company is currently undertaking a number of development projects and introduced a new family of printers, the DisplayMaker HiRes 8-Color series, during September 1997. Although the Company has had successes introducing new products, some products have experienced limited market acceptance, the introductions of some products have been delayed, and the quality and reliability reputation of certain products may unfavorably affect new products. There can be no assurance that the Company will be successful with the new DisplayMaker series or future product introductions, that future market introductions will be timely and competitive, that future products will be priced appropriately, or that future products will achieve market acceptance. The Company's inability to achieve market acceptance, for technological or other reasons, could have a material adverse effect on the Company's financial condition.

The Company is aware of intermittent customer issues with the performance and formulation of certain inks used in the Company's printers. The Company is taking steps to address the ink issues. However, failure to address ink functionality issues, or some other failure of the product to perform as expected by the customer may result in customer requests for compensatory supplies or other requests which could have a material adverse effect on the Company's financial performance.

The Company is dependent on a sole source supplier for the printheads for the PressMate-FS. The Company has experienced availability and quality consistency issues from this supplier. If the Company is unable to resolve the availability and quality issues, the Company's production and product quality requirements will be adversely affected.

Various potential actions by any of the Company's competitors, especially those with a substantial market presence, could have a material adverse effect on the Company's business, financial condition and results of operations. Such actions may include reduction of product price, increased promotion, announcement or accelerated introduction of new or enhanced products, product giveaways, product bundling or other competitive actions. Additionally, a competitor's entry into the wide-format market in such ways as to compete more directly and effectively with the Company's products could adversely affect operational results.

Competition. The computer printer industry is intensely competitive and rapidly changing. Some of the Company's existing competitors, as well as a number of potential new competitors, have longer operating histories, greater technical resources, more established and larger sales and marketing organizations, greater name recognition, larger customer bases and significantly greater financial resources than the Company, which may result in a competitive advantage. Suppliers of wide-format print engines and systems compete on the basis of print quality, color, print time, print size, product features, including ease of use, service, and price. Competitive product sales practices such as price reductions, increased promotion, product giveaways and bundling, or announcement or accelerated introduction of new or enhanced products could have a material adverse effect on the sales and financial condition of the Company. New product introductions and changes in pricing structure by competitors have had, and can be expected to continue to have, a significant impact on the demand for the Company's products. In particular, the high-resolution laser printer market in which the

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Company's plain-paper typesetters compete has become increasingly competitive as the resolution of commodity laser printers sold for general purpose business printing, such as those manufactured by Hewlett-Packard, has improved. The Company anticipates decreasing demand for its products in this market and decreasing revenue from sales of plain-paper typesetting products. It is possible that the Company's sales of certain products will compete with, or displace sales of, other products sold by the Company.

The Company's PressMate(TM)-FS, DisplayMaker Express, DesignWinder and DisplayMaker HiRes 8-Color series products are based on relatively new technology, are complex and must be reliable and durable to achieve market acceptance and enhance revenue opportunities. Development and production of new, complex technologies and products often have associated difficulties and delays. Consequently, customers may experience unanticipated reliability and durability problems that arise only as the product is subjected to extended use over a prolonged period of time. There can be no assurance that the Company has completely resolved operational problems that have occurred in the past or that the Company will successfully resolve any future problems in the manufacture or operation of the Company's existing printers or any new product. Failure by the Company to resolve manufacturing or operational problems with its existing printers or any new product in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations.

Also, it is possible the companies that supply the Company with consumable products such as ink and media will compete with the Company by selling directly to users or sell to competitors who may offer the products to the users. Additionally, OEM private label ink products that may be used in the Company's own products may compete with ColorSpan products. Further, a number of competitors have introduced consumables which they allege to be compatible with the Company's products and have priced the consumables below the ColorSpan-branded consumables. Although the Company believes that its Big Color products possess certain advantages over the competitors' products, the increased competition has impacted sales volumes and margins and may continue to impact volumes and margins in the future. The Company has generally competed in these markets by introducing technologically advanced products that create new market demand and products which offer optimum performance characteristics. There can be no assurance that the Company will be able to continue to innovate to the extent necessary to maintain a competitive advantage in these markets or that other competitors will not achieve sufficient product performance to achieve customer satisfaction with their products offering better pricing or other competitive features.

Dependence on Component Availability and Costs. Certain components used in the Company's current and planned products, including printer marking engines and other printer components, are currently available from sole sources, and certain other components are available from only a limited number of sources. The Company has in the past experienced delays as a result of the failure of certain suppliers to meet requested delivery schedules and standards of product performance and quality. In addition, recent losses from operations of the Company have restricted cash availability and the ability to keep supplier debt current or within the established credit limits. The requirement to bring certain component suppliers' debt obligations current, or other restrictions in credit terms of such component suppliers, could result in an inability to manufacture certain product lines and thereby adversely affect the financial performance of the Company. The Company's inability to obtain sufficient supply of components, or to develop alternative sources, could result in delays in product introductions, interruptions in product shipments, the need to redesign products to accommodate substitute components or the need to substitute alternative components which may not have the same performance capabilities, any of which could have a material adverse effect on the Company's operating results. A portion of the total manufacturing cost of the Company's typesetting and Big Color products is represented by certain components, particularly dynamic random access memory chips ("DRAMs"), the prices of which have fluctuated significantly in recent years. Significant increases or

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decreases in the price or reductions in the availability of DRAMs or other components, could have a material affect on the Company's operating results.

The Company is dependent on a sole source supplier for the printheads and hot melt ink used in DisplayMaker Express. The Company has experienced availability and quality issues with this supplier that have affected shipping schedules and customer satisfaction and have negatively impacted operating results in the past. While the Company has taken strong corrective measures in dealing with this supplier, there can be no assurance that this supplier will be able to meet the Company's production requirements in the future or that the quality of on-going product supply will be acceptable.

The Company sells consumable print media and inks for use with its Big Color product line, and film used with the PressMate-FS. The Company depends on the availability of consumable products to support its installed base of print engines. There is no assurance that the suppliers of these consumables will continue to offer their products to the Company, or that the consumable products will continue to be available to the company at the same quarterly, pricing and terms. The unavailability of consumable products or negative changes in quality could adversely impact the market acceptance of the Company's new and existing products, and may adversely affect sales of consumables.

Uncertainty Regarding Development of Wide-Format Market; Uncertainty Regarding Market Acceptance of New Products. The Wide-Format market is relatively new and evolving. The Company's future financial performance will depend in large part on the continued growth of this market and the continuation of present, Wide-Format printing trends such as use and customization of large-format advertisements, use of color, transferring of color images onto a variety of substrates, point-of-purchase printing, in-house graphics design and production and the demand for limited printing runs of less than 200 copies. The failure of the Wide-Format market to achieve anticipated growth levels or a substantial change in Wide-Format printing customer preferences could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, in a new market, customer preferences can change rapidly and new technology can quickly render existing technology obsolete. Failure by the Company to respond effectively to changes in the Wide-Format market, to develop or acquire new technology or to successfully conform to industry standards could have a material adverse effect on the business and financial condition and results of operations of the Company.

The Company's products currently target the high-performance production segment of the Wide-Format printing market. The future success of the Company will likely depend on its ability to develop and market new products that provide superior performance at acceptable prices within this segment. In addition, the Company's future success will likely depend on the Company's ability to successfully introduce lower-cost products aimed at a broader segment of the Wide-Format market. Any quality, durability or reliability problems with such new products, regardless of materiality, or any other actual or perceived problems with new Company products, could have a material adverse effect on market acceptance of such products. There can be no assurance that such problems or perceived problems will not arise, or that even in the absence of such problems, new Company products will receive market acceptance. In addition, the announcement by the Company of new products and technologies could cause customers to defer purchases of the Company's existing products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

Returns Reserves. The Company has established reserves for the return of merchandise. The amount of the returns reserve is based on historical data regarding returns of products. For new products there may be insufficient information to accurately predict return rate and therefore the required reserve may not be sufficient. Additionally, there is no assurance that there will not be an unknown or unanticipated problem with

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a product or any component thereof, or a defect or shortage of repair components or the consumable media or inks that are needed to use the product which could cause the actual returns to exceed the reserves. Returns of a product which exceed reserves could have an adverse effect on the financial operations and results of the Company.

Fluctuations in Quarterly Operating Results. The Company's quarterly results of operations have fluctuated and are expected to continue to fluctuate significantly. These fluctuations have been caused by various factors, including, but not limited to: the timing of new product announcements; product introductions and price reductions by the Company and its competitors; the availability and cost of key components and materials for the Company's products; fluctuations and availability in customer financing; the relative percentages of sales of consumables and printer architectures; risks related to international sales and trade; and general economic conditions. In addition, the Company's operating results are influenced by the seasonal buying patterns of its customers, which have in the past generally resulted in reduced revenues and earnings during the Company's first fiscal quarter. Further, the Company's customers typically order products on an as-needed basis, and virtually all of the Company's sales in any given quarter result from orders received in that quarter. Certain products require significant capital expenditures, causing some customers to delay their purchasing decision. Delays in purchases of low-volume, high-cost printers may cause significant fluctuations in the sales volume for a given period. Also, the Company's manufacturing plans, sales staffing levels and marketing expenditures are primarily based on sales forecasts. Accordingly, deviations from these sales forecasts may cause significant fluctuations in operating results from quarter to quarter and may result in unanticipated quarterly earnings shortfalls or losses. Historically, a large percentage of orders have been received and shipped near the end of each month. If anticipated sales and shipments do not occur, expenditure and inventory levels may be disproportionately high and operating results could be adversely affected.

Dependence on Consumables Revenues. The Company anticipates it will derive an increasing component of its revenues and operating income from the sale of ink, paper, film and other consumables to its customers. To the extent sales of the Company's consumables are reduced because its customers are unsuccessful in marketing their own printing services, or customers substitute third-party or private label consumables for those of the Company, the Company's results of operations could be adversely affected. Further, although the Company's consumables are manufactured specifically to operate with its printing products to produce optimum results, there can be no assurances that other manufacturers of printing inks and papers will not develop products that can be sold and compete with the Company's printing products, or that other products will not produce results which are satisfactory to the customer at a lower cost. The Company alleges that at least one manufacturer has improperly used the Company's trade secrets to commence such competition. Although the Company is involved in legal action against such manufacturer for misappropriation of trade secrets, there can be no assurances that other manufacturers will not independently and legitimately develop competing consumable products. In addition, product quality issues, limitations in the availability of sole source consumables or changes in credit or trade terms from sole sources could adversely affect the sales of consumables.

Intellectual Property and Proprietary Rights. The Company's ability to compete effectively will depend, in part, on its ability to maintain the proprietary nature of its technologies through patents, copyrights and trade secrets. Important features of the Company's products are incorporated in proprietary software, some of which is licensed from others and some of which is owned by the Company. The Company attempts to protect its proprietary software with a combination of patents, copyrights, trademarks and trade secrets, employee and third-party nondisclosure agreements and other methods of protection. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of the Company's products or to reverse-engineer or obtain and use information that the Company regards as proprietary. Further, the Company's intellectual property may not be subject to the same level of protection in all countries where the products are

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sold. There can be no assurance that the measures taken by the Company will be adequate to protect the intellectual property or that others will not independently develop or patent products similar or superior to those developed, patented or planned by the Company, or that others will not be able to design products which circumvent any patents relied upon by the Company.

The Company has been granted three United States patents for inventions related to its TurboRes(R) approach to enhancing the vertical resolution of conventional laser printer engines, three United States patents relating to the Company's Big Ink Delivery System and three United States patents relating to ThermalRes. Additional patent applications are pending relating to the Company's TurboRes, ThermalRes, FastPort, Big Ink Delivery System, oversized A3 printing, high-resolution imaging and image enhancement and wide-format printing technologies and techniques. There can be no assurance that patents will be issued from any of these pending applications. With regard to current patents or patents that may be issued, there can be no assurance that the claims allowed will be sufficiently broad to protect the Company's technology or that issued patents will not be challenged, invalidated or violated, requiring expenditures of cash to pursue and enforce the Company's rights in the patented technology. Applications to patent the basic TurboRes, ThermalRes and Big Ink Delivery System approaches and related technologies have been filed in selected foreign countries. Patent applications filed in foreign countries are subject to laws, rules and procedures which differ from those of the United States, and there can be no assurance that foreign patents will be granted as a result of these applications. Furthermore, even if these patent applications result in the issuance of foreign patents, some foreign countries provide significantly less patent protection than the United States.

Additionally, patent, copyright and trademark protection has not been sought, or may not be available in all foreign countries. Although the Company has not received any notices from third parties alleging intellectual or proprietary property infringement, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not require the Company to expend funds defending such claims or requiring the Company to enter into royalty arrangements on such terms as may be available, which may adversely affect financial performance of the company. Any claim that the Company's current or future products or manufacturing processes infringes on the proprietary rights of others, with or without merit, could result in costly litigation which could adversely affect the financial performance of the company.

The Company is actively pursuing development of new and unique print solutions and processes, media and inks. Although the research and development process involves an analysis of protected proprietary rights in any technology that is being pursued, there is no assurance that competitors or others will not interpret any such products or processes developed by the Company as violating protected intellectual rights and pursue legal action, which could be costly and may affect the financial performance of the Company. In addition, although the Company does not have any knowledge of violations of its intellectual property rights, there can be no assurance that the Company will not be forced to take action to protect its intellectual property portfolio. Such enforcement activity could require the expenditure of significant cash resources and could affect the financial performance of the Company.

Although the Company has not received notices from third parties alleging infringement claims that the Company believes would have a material adverse effect on the Company's business, there can be no assurance that third parties will not claim that the Company's current or future products or manufacturing processes infringe the proprietary rights of others. Any such claim, with or without merit, could result in costly litigation or might require the Company to enter into a royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse effect upon the Company's business, financial condition and results of operations. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts

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to design around such patents, or it could find that the development, manufacture or sale of products requiring such licenses could be enjoined. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company on such patents or in bringing suits to protect the Company's patents against infringement, which could adversely affect the Company's financial condition or results. If the outcome of any such litigation is adverse to the Company, the Company's business and financial results could be adversely affected.

Litigation and Litigation Costs. The Company and three of its officers are currently subject to various claims in a securities lawsuit relating to a decline in the market price of the Company's common stock in December 1994. Although a preliminary settlement has been reached in this case, there can be no assurance that final approval will be granted and that the Company will not incur additional substantial costs for this matter.

The Company has instituted action against a competitor for patent infringement, misappropriation of trade secrets and other causes of action. The competitor had counter-claimed for false advertising, patent misuse, and unfair competition by LaserMaster. The counterclaims have been dismissed. Although the Company does not believe any of its practices violate applicable trade or anti-trust laws, there is no assurance that claims or actions will not be commenced by customers, competitors or governmental authorities based on trade or anti-trust claims which could affect the Company's operations and cash position.

The Company is also engaged in various actions related to transactional matters, employee matters, customers credit and product quality and/or warranty issues. Some of these actions include claims against the Company for punitive, exemplary or multiple damages. An award of punitive damages may not bear a direct relationship to the actual or compensatory damages claimed from the Company. Although the Company does not believe there are any actions pending or threatened against the Company which would have a material adverse impact on the financial position of the company, there is no assurance that there will not be an adverse award of multiple punitive or exemplary damages which could adversely affect the cash position of the Company.

Any litigation which the Company is involved in may have an adverse impact on the Company's operations and may result in a distraction or diversion of management's attention, thereby adversely affecting the operations of the Company.

International Operations. The Company expects that international revenues will continue to represent a substantial portion of its total revenues. International operations are subject to various risks, including exposure to currency fluctuations, political and economic instability, differing economic conditions and trends, differing trade and business laws, unexpected changes in applicable laws, rules, regulatory requirements or tariffs, difficulty in staffing and managing foreign operations, longer customer payment cycles, greater difficulty in accounts receivable collection, potentially adverse tax consequences and varying degrees of intellectual property protection. Fluctuations in currency exchange rates could result in lower sales volume reported in U.S. dollars. Fluctuations in foreign exchange rates are unpredictable and may be substantial. From time to time the Company has engaged in limited foreign currency hedging transactions. There can be no assurance that the Company will be successful if it engages in such practices to a significant degree in the future.

Dependence on Key Personnel. The Company's success depends to a significant extent upon certain key personnel, including Mr. Masters, its Chief Executive Officer and President, and Mr. Lukis, its Chief Engineer. The loss of either of these individuals, or other key management or technical personnel, could adversely affect the Company's business. The Company maintains key person life insurance in the amount of $2,000,000, payable to the Company, on each of Mr. Masters and Mr. Lukis. In addition, the Company has certain non-compete and continuation contracts with key personnel. The Company also depends on its ability to attract and retain highly skilled personnel. Competition for employees in this market is high and there can

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be no assurance that the Company will be able to attract and retain the employees needed. In addition, past financial performance of the Company may limit the ability to hire and retain management professionals.

Environmental. The Company is subject to local and federal laws and regulations regarding the use, storage and disposition of inks used with the Company's print products. Although the Company believes it is in compliance with all such laws and regulations, and the Company is not aware of any notice or complaint alleging any violation of such laws or regulations, there can be no assurance that there will not be some accidental contamination, disposal or injury from the use, storage, or disposition of inks or other materials used in the Company's operations. In the event of such accident, the Company could be held liable for any damages that result and any such liability could have a material adverse effect on the Company's financial condition. In addition, there can be no assurance that the Company will not be required to comply with environmental claims, laws, or regulations in the future which could result in significant costs which could materially adversely affect the Company's financial condition.

Tax Liability. The Company sells its products from its offices in Eden Prairie, Minnesota and reports sales and income tax liability based on sales occurring at that location. It is possible that one or more state or local taxing authorities could determine that there have been taxable transactions occurring within their jurisdiction and seek recovery of taxes for current and/or past periods. In addition, it is possible that local, state or federal taxing authorities will take issue with the reporting or determination of tax liability and seek additional taxes for current and/or past periods. The Company currently has a net operating loss ("NOL") carry forward that may be used to offset future federal taxable income. However, there is no assurance that the NOL will continue to be available as an offset against future federal taxable income or that there will be sufficient taxable income to fully utilize the NOL.

Volatility of Stock Price. The trading price of the Company's common stock is subject to wide fluctuations in response to variations in operating results, changes in the laws or regulations to which the company may be subject, announcements of new products or technological innovations by the Company or its competitors, overall economic conditions and indicators, market conditions unrelated to Company performance, and general conditions in the industry. Factors such as quarterly variation in actual or anticipated operating results, changes in earnings estimates by analysts, and analysts' reactions to Company statements and actions also contribute to stock price fluctuations. In addition, the prices of securities of many high technology companies have experienced significant volatility in recent years for reasons frequently unrelated to the operating performance of the specific companies. These fluctuations may materially affect the market price of the Company's common stock.

One time in the past, following fluctuations in the market price of the Company's stock, a securities action was commenced alleging that the Company and certain insiders had knowledge of certain material, adverse information about the Company prior to the time that such information allegedly caused a drop in the market price of the stock. Because the Company's stock has historically fluctuated significantly, it is possible that following a significant change in the market price of the stock another securities action could be commenced against the Company. Such action, whether commenced by one or more individuals, or by a class of securities holders, could result in substantial costs and diversion of management's attention and resources and thereby cause an adverse effect on the business and financial performance of the Company.

Brand Awareness. The Company has changed the name of its principal operating subsidiary from LaserMaster Corporation to ColorSpan Corporation. The Company has significant brand awareness associated with its LaserMaster trade names. If the market is unable to accept or delays the acceptance of the name change, the Company's financial performance and sales may be negatively impacted.

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Industry Consolidation. As a growth industry, the wide-format digital printing market has generated many new entrants into the fragmented market with new products and new technologies. As the market matures, and the industry's growth rate slows, companies with technological or manufacturing efficiency advantages will emerge as the market leaders maintaining or increasing their market share. Those companies without a marketable advantage will face significant pressure on revenue growth and gross margins. In order to remain competitive, the smaller companies may have to seek merger or consolidation opportunities with other companies.

Technological Advancements. The digital color printing market is rapidly moving to two distinct technologies for the placement of ink on a substrate: thermal inkjet cartridges and piezo-electric print heads. Any company without a secure, economical source of these products will face serious competitive pricing and margin pressures going forward. The Company currently has a license to remanufacture specific Hewlett-Packard Corporation 300 dpi inkjet cartridges for use in its wide-format color printers. Hewlett-Packard has introduced a new inkjet cartridge with a visual resolution of 600 dpi. In addition, Lexmark is believed to have developed a 600 dpi inkjet cartridge. Both companies are competitors in the wide-format color market. Should the market for wide-format color demand the increased resolution provided by these new products and the Company be unable to secure adequate supplies at reasonable prices or develop a reasonably priced substitute from other sources, the Company's sales of printer engines and the related gross margins could be negatively impacted.

The Company's products target the market for high quality printing output. Hardware and software technological advances have enhanced actual and perceived resolution. There is no assurance that other companies will not achieve actual or apparent resolution with less expensive printers and supplies and therefore capture the market held by higher cost printers.


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